EXHIBIT 99.1

DAVIDsTEA Obtains Initial Order Under Companies’ Creditors Arrangement Act

MONTREAL, July 8, 2020 - DAVIDsTEA Inc. (Nasdaq:DTEA) (“DAVIDsTEA” or the “Company”), a leading tea merchant in North America, announces that it has obtained an Initial Order pursuant to the Companies’ Creditors Arrangement Act (the “CCAA”) from the Québec Superior Court in order to implement its previously-announced restructuring plan. Among other things, the Initial Order provides for the appointment of PwC as Monitor in the CCAA proceedings. As previously announced, the Company will apply for a similar order for its wholly-owned U.S. subsidiary under Chapter 15 of the United States Bankruptcy Code.

A copy of the Initial Order and related documents will be available at www.pwc.com/ca/davidstea. The Company will provide updates throughout the restructuring process as events warrant.

Cautionary Forward-Looking Statements

This press release includes statements that express our opinions, expectations, beliefs, plans or assumptions regarding future events or future results and there are, or may be deemed to be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes”, “expects”, “may”, “will”, “should”, “approximately”, “intends”, “plans”, “estimates” or “anticipates” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our restructuring process, the COVID-19 pandemic, our strategy of transitioning to e-commerce and wholesale sales, future sales through our e-commerce and wholesale channels, the closing of certain of our retail stores, future lease liabilities, our results of operations, financial condition, liquidity and prospects, the impact of the COVID-19 pandemic on the global macroeconomic environment, and our ability to avoid the delisting of the Company’s common stock by Nasdaq due to the restructuring or our inability to maintain compliance with Nasdaq listing requirements.

While we believe these opinions and expectations are based on reasonable assumptions, such forward-looking statements are inherently subject to risks, uncertainties and assumptions about us, including the risk factors set forth in our annual report on Form 10-K for the fiscal year ended February 1, 2020, filed with the United States Securities and Exchange Commission and with the Autorité des marchés financiers.

About DAVIDsTEA

DAVIDsTEA is a leading online retailer and growing mass wholesaler of specialty tea, offering a differentiated selection of proprietary loose-leaf teas, pre-packaged teas, tea sachets and tea-related gifts and accessories through over 220 company-owned and operated retail stores in Canada and the United States, as well as its e-commerce platform at www.davidstea.com. A selection of DAVIDsTEA products is also available in over 2,500 grocery stores and pharmacies across Canada. The Company is headquartered in Montréal, Canada

Investor Contact	Media Contact
MaisonBrison Communications	PELICAN PR
Pierre Boucher	Lyla Radmanovich
514-731-0000	514-845-8763
investors@davidstea.com	media@rppelican.ca